NYSE Alternext US LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

December 11, 2008

NYSE Alternext US LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

PreMD, Inc.

Common Stock, No Par Value

Commission File Number – 001-31360

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(i) of the NYSE Alternext US LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported net losses in two of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported net losses in three of its four most recent fiscal years; and

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported net losses in its five most recent fiscal years.

2.

The Common Stock of PreMD, Inc. (the “Company” or “PreMD”) does not qualify for continued listing for the following reasons:

(a)  The Company has incurred net losses as follows:

Fiscal years ended December 31,

Net Loss

2007

$5,519,000

2006

$5,886,000

2005

$4,904,000

2004

$5,478,000

2003

$3,949,000

(b)  At December 31, 2007, the Company reported a stockholders’ deficit of $6,178,000.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On April 24, 2007, the Company was notified by the Exchange that following a review of its annual report on Form 20-F for the year ended December 31, 2006, PreMD was not in compliance with Section 1003(a)(iii) of the Company Guide with stockholders’ equity of less than $6 million and losses from continuing operations and net losses in its five most recent fiscal years.  The Company was given the opportunity to submit a business plan detailing its plan to regain compliance with the Exchange’s continued listing standards within a maximum of 18 months from receipt of the Exchange’s letter, or by October 24, 2008.

(b)

The Company submitted its plan to regain compliance on May 18, 2007 (the “Plan”).  The Exchange accepted the Plan on June 15, 2008 and granted the Company until October 24, 2008 to regain compliance with the continued listing standards.

(c)

On January 15, 2008 the Company announced that it received a “non-substantially equivalent letter” from the U.S. Food and Drug Administration (“FDA”) related to approval for its PREVU Product. The Company requested a second level review of its application by the FDA.

(d)

On April 11, 2008 the Company announced that following the second level review the FDA had upheld its decision related to PREVU.

(e)

Based on the FDA’s decision not to approve PREVU Staff determined that it was not reasonable to expect the Company to regain compliance by October 24, 2008. Therefore, on May 28, 2008 the Company was notified by the Exchange that it had determined to initiate immediate delisting proceedings against the Company (the “Staff Determination”).  The letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by June 4, 2008.

(f)

By letter dated June 4, 2008, the Company requested an oral hearing to appeal the Staff Determination before the Panel.

(g)

On August 12, 2008, a hearing, at which the Company’s representatives were present, was conducted before the Panel. By letter dated August 20, 2008, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its Common Stock on the Exchange and to authorize delisting proceedings. The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within 15 days.

(h)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period and had not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Brent Norton, Chief Executive Officer of PreMD, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance
NYSE Regulation, Inc.